Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of ADTRAN, Inc., which appears in ADTRAN Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
July 20, 2005